Filed Pursuant to Rule 433
Registration Statement No. 333-141013
March 12, 2007

Honeywell International Inc.

Pricing Term Sheet
Fixed Rate Note

Issuer:	Honeywell International Inc.
Security Type:	SEC Registered
Principal Amount:	$400,000,000
Coupon:	5.30%
Stated Maturity Date:	March 15, 2017
Issue Price:	99.80
Yield to Maturity:	5.326%
US Treasury Benchmark:	4.625% due February 2017
US Treasury Yield:	4.556%
Spread to US Treasury:	T+ 77 bp
Trade Date:	March 12, 2007
Original Issue/Settlement Date:	March 15, 2007
Interest Payment Dates:	March 15 and September 15, commencing
September 15, 2007
Expected Ratings:	A2/A/A+ (stable/stable/stable)
Make Whole Call:	T+ 15 bp
Bookrunners:	Banc of America Securities LLC, Barclays Capital Inc.,
Citigroup Global Markets Inc.
Senior Co-Managers:	Deutsche Bank Securities Inc., J.P. Morgan Securities Inc.,
UBS Securities LLC
Co-Managers:	ABN AMRO Incorporated, BNP Paribas Securities Corp.,
Goldman, Sachs & Co., Greenwich Capital Markets, Inc.,
HSBC Securities (USA) Inc., Mitsubishi UFJ Securities
International plc, Wachovia Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling Banc of America Securities LLC (800) 294-1322 (or by sending an email to dg.prospectus_distribution@bofasecurities.com), Barclays Capital Inc. (888) 227-2275 (toll free) ext 2663, or Citigroup Global Markets Inc. (877) 858-5407 (toll free).

Honeywell International Inc.

Pricing Term Sheet
Fixed Rate Note

Issuer:	Honeywell International Inc.
Security Type:	SEC Registered
Principal Amount:	$600,000,000
Coupon:	5.70%
Stated Maturity Date:	March 15, 2037
Issue Price:	99.374
Yield to Maturity:	5.744%
US Treasury Benchmark:	4.50% due February 2036
US Treasury Yield:	4.724%
Spread to US Treasury:	T+ 102 bp
Trade Date:	March 12, 2007
Original Issue/Settlement Date:	March 15, 2007
Interest Payment Dates:	March 15 and September 15, commencing
September 15, 2007
Expected Ratings:	A2/A/A+ (stable/stable/stable)
Make Whole Call:	T+ 20 bp
Bookrunners:	Banc of America Securities LLC, Barclays Capital Inc.,
Citigroup Global Markets Inc.
Senior Co-Managers:	Deutsche Bank Securities Inc., J.P. Morgan Securities Inc.,
UBS Securities LLC
Co-Managers:	ABN AMRO Incorporated, BNP Paribas Securities Corp.,
Goldman, Sachs & Co., Greenwich Capital Markets, Inc.,
HSBC Securities (USA) Inc., Mitsubishi UFJ Securities
International plc, Wachovia Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling Banc of America Securities LLC (800) 294-1322 (or by sending an email to dg.prospectus_distribution@bofasecurities.com), Barclays Capital Inc. (888) 227-2275 (toll free) ext 2663, or Citigroup Global Markets Inc. (877) 858-5407 (toll free).